Exhibit 99.19

Consent

I, James McCann, hereby consent to being named in the prospectus included in the Registration Statement on Form F-4 filed by Koninklijke Ahold N.V. (including any amendments to such Registration Statement) in connection with the Merger Agreement, dated as of June 24, 2015, among Koninklijke Ahold N.V. and Delhaize Group NV/SA as a person who will become a member of the management board and the executive committee of Koninklijke Ahold Delhaize N.V.

/s/ James McCann

Dated: January 22, 2016